                                                                     EXHIBIT 5.1


                    [DAVIS, GRAHAM & STUBBS LLP LETTERHEAD]


                                  March 2, 2000


Chaparral Network Storage, Inc..
1951 South Fordham Street
Longmont, Colorado  80503


                  Re:   Sale of _____ Shares of Common Stock on
                        Registration Statement on Form S-1
                        Registration No. 333-

Dear Ladies and Gentlemen:

             We are counsel to Chaparral Network Storage, Inc.. (the "Company") and are providing this opinion in connection with the registration by the Company of ______ shares of Common Stock (the "Shares") described in the Company's Registration Statement on Form S-1 Registration No. 333-______, as filed with the Securities and Exchange Commission on March __, 2000 (the "Registration Statement"). In such connection we have examined certain corporate records and proceedings of the Company, including actions taken by the Company in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.

             Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold as contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

             We hereby consent to the reference to this firm under the heading "Legal Matters" in the Registration Statement, and in the Prospectus constituting a part thereof, as the counsel who will pass upon the validity of the Shares.

                                              Very truly yours,



                                              DAVIS, GRAHAM & STUBBS LLP